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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                  INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II

An Annual Meeting ("Meeting") of Shareholders of Invesco Advantage Municipal Income Trust II (the "Fund") was held on August 29, 2014. The Meeting was held for the following purposes:

(1). Elect four Class I Trustees, three by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2016 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(1). Albert R. Dowden............................. 38,035,992 1,747,958 699,293
     Dr. Prema Mathai-Davis....................... 38,032,488 1,745,467 705,288
     Raymond Stickel, Jr.......................... 38,101,968 1,661,015 720,260
     Hugo F. Sonnenschein/(P)/....................      2,310         0       0

(2). Elect five Class II Trustees, four by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2017 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(2). David C. Arch................................ 38,129,346 1,645,465 708,432
     Dr. Larry Soll............................... 38,048,988 1,730,619 703,636
     Philip A. Taylor............................. 38,147,442 1,632,320 703,481
     Suzanne H. Woolsey........................... 37,840,214 1,920,160 722,869
     Frank S. Bayley/(P)/.........................      2,310         0       0

(3). Elect five Class III Trustees by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2015 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(3). James T. Bunch............................... 38,108,303 1,667,113 707,827
     Bruce L. Crockett............................ 38,118,657 1,649,039 715,547
     Rodney F. Dammeyer........................... 38,039,683 1,733,705 709,855
     Jack M. Fields............................... 38,096,913 1,697,680 688,650
     Martin L. Flanagan........................... 38,121,896 1,671,449 689,898

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/(P)/  Election of Trustee by preferred shareholders only.